Exhibit 99.1

Reconciliation of Adjusted EBITDA:

In addition to the results reported in accordance with generally accepted accounting principles in the United States of America (“GAAP”), The Yankee Candle Company, Inc. (the “Company”) has provided information regarding “Adjusted EBITDA,” as defined, which is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings/loss from continuing operations before interest, taxes, depreciation and amortization adjusted for the effects of equity-based compensation, Madison Dearborn Capital Partners, L.L.C. (“Madison Dearborn”) advisory fees, purchase accounting, restructuring, loss on debt extinguishment, realized (gains) losses on foreign currency transactions, loss on store closings and certain non-recurring expenses. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. We believe the presentation of Adjusted EBITDA provides useful information to investors regarding our results of operations because such presentation assists in analyzing and benchmarking the performance value of our business. We believe Adjusted EBITDA is useful to investors because it helps enable investors to evaluate our business in the same manner as our management evaluates our business, and because this measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. In addition, because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we also use Adjusted EBITDA for business planning purposes, to incent and compensate our management personnel and to measure our performance relative to that of our competitors. While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. In evaluating our operating performance these measures should be used in conjunction with GAAP measures:

	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended December 31, 2011	Fifty-Two Weeks Ended December 29, 2012	Thirteen Weeks Ended March 31, 2012	Thirteen Weeks Ended March 30, 2013	Fifty-Two Weeks Ended March 30, 2013
	(in thousands)
	(unaudited)

Net income (loss)	$41,909	$54,547	$56,323	$(3,513)	$(1,733)	$58,103

Loss from discontinued operations, net of income taxes	379	262	134	43	24	115

Income tax provision for (benefit from) continuing operations	23,688	30,497	33,533	(1,921)	(248)	35,206

Interest expense, net-excluding amortization of deferred financing fees	79,798	60,048	59,700	14,637	13,651	58,714

Amortization of financing fees	4,840	4,093	4,595	1,039	1,065	4,621

Depreciation and amortization	38,135	37,576	27,302	7,562	6,562	26,302

EBITDA from continuing operations	188,749	187,023	181,587	17,847	19,321	183,061

Equity-based compensation	962	3,920	753	203	159	709

	Fifty-Two Weeks Ended January 1, 2011	Fifty-Two Weeks Ended December 31, 2011	Fifty-Two Weeks Ended December 29, 2012	Thirteen Weeks Ended March 31, 2012	Thirteen Weeks Ended March 30, 2013	Fifty-Two Weeks Ended March 30, 2013

Madison Dearborn advisory fees	1,500	1,500	1,500	375	375	1,500

Purchase accounting	1,283	929	1,420	531	140	1,029

Restructuring costs(1)	829	—	1,725	655	764	1,834

Loss on extinguishment of debt	—	—	13,376	—	79	13,455

Realized losses (gains) on foreign currency	384	(187)	772	438	(45)	289

Loss on store closings	194	145	361	29	—	332

Estimated impact of certain non-recurring events (2)	—	—	4,722	52	310	4,980

Adjusted EBITDA	193,901	193,330	206,216	20,130	21,103	207,189

(1)	Restructuring costs include severance, lease terminations and other costs associated with the restructuring of our business.
(2)	Includes for the 52 weeks ended December 31, 2012, the thirteen weeks ended March 31, 2012 and the thirteen weeks ended March 30, 2013: (i) $2.9 million, $0.05 million and $0.3 million, respectively, of identified non-recurring costs related to the implementation of our new European enterprise resource planning (“ERP”) system and warehouse moving costs, (ii) $1.5 million, $0 and $0, respectively, of negative impact on EBITDA from continuing operations from our international segment estimated by our management to be due to estimated lost sales resulting from disruptions caused by implementation of the ERP system, using an assumed revenue growth rate over the revenue in the prior-year period based upon the year to date revenue growth rate prior to implementation of the ERP system, and (iii) $0.3 million, $0 and $0, respectively, of negative impact on EBITDA from continuing operations estimated by our management to be due to estimated lost sales in our fundraising segment caused by Hurricane Sandy, using an assumed revenue growth rate over the revenue in the prior year period based upon the year to date revenue growth rate prior to the hurricane.